Exhibit 99.1

The Wendy’s Company Announces Addition of Kristin A. Dolan to Board of Directors

DUBLIN, Ohio, July, 20, 2017 – The Wendy’s Company (NASDAQ: WEN) today announced that on July 19, 2017, its Board of Directors has increased the size of the Board from 11 to 12 members and elected Kristin A. Dolan to serve as a director of the Company, effective immediately.

Dolan is the founder and has been the Chief Executive Officer of 605 LLC, an audience measurement and data analytics company in the media and entertainment industries, since its inception in November 2016. Prior to founding 605 LLC, Ms. Dolan worked at Cablevision Systems Corporation, a former large communications service provider, where she held several key leadership positions during her tenure with the company. Most recently, she served as Chief Operating Officer, a role in which Ms. Dolan led all aspects of the company’s cable operations, including the advertising sales division and its development of data strategy for audience-driven advertising in the nation’s most influential television viewing market, and oversaw thousands of employees, including the company’s customer and field service workforce.

Speaking on behalf of the Board, Chairman Nelson Peltz said, “My fellow Board members and I are delighted to welcome Kristin to serve on our Board. Her impressive experience in the media and entertainment marketing industries, coupled with her extensive experience as a chief executive officer, chief operating officer and public company director, brings valuable expertise and an insightful perspective to our Board.”

In addition to her Board seat with the Company, Dolan also serves as a director of AMC Networks Inc., The Madison Square Garden Company and Revlon, Inc.

About The Wendy’s Company

The Wendy’s Company (NASDAQ: WEN) is the world’s third largest quick-service hamburger restaurant chain. The Wendy’s system includes more than 6,500 restaurants in 30 countries and U.S. territories. For more information, visit www.aboutwendys.com.

Investor Contact:

Peter Koumas

Director – Investor Relations

(614) 764-8478

peter.koumas@wendys.com

Media Contact:

Heidi Schauer

Director – Corporate Communications

(614) 764-3368

heidi.schauer@wendys.com